Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-222853 and No. 333-226779) on Form S-3 of our reports dated March 18, 2019 relating to the consolidated financial statements of Boston Omaha Corporation and its subsidiaries (the “Company”) (which report expresses an unqualified opinion) and relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 18, 2019